NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 03, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 21, 2026 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger of KORE Group Holdings, Inc. and KONA Merger Sub Co., a wholly owned subsidiary of KONA Parent, L.P., affiliated with certain funds managed by Searchlight Capital Partners, L.P. and Abry Partners, LLC and/or Abry Partners II, LLC became effective on July 21, 2026. Each share of Common Stock of KORE Group Holdings, Inc. was converted into USD 9.25 in cash, without interest, less any applicable fee, and tax. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 21, 2026.